(a)(5) Amendment to the Second Amended and Restated Limited Liability Company Agreement

CITY NATIONAL ROCHDALE HIGH YIELD ALTERNATIVE STRATEGIES MASTER FUND LLC

AMENDMENT TO THE SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

This Amendment ("Amendment") to the Second Amended and Restated Limited Liability Company Operating Agreement of City National Rochdale High Yield Alternative Strategies Master Fund LLC (the "Fund"), as the same may be amended or restated from time to time (the "Agreement"), is made effective as of March 31, 2015, by the Manager (as defined in the Agreement) and on behalf of each person reflected on the books of the Fund as a Member (as defined in the Agreement). Unless otherwise specified herein, all capitalized terms herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Board of Directors of the Fund wishes to amend the Agreement to permit the Board to appoint one or more former Directors of the Fund as Director(s) Emeritus of the Fund,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement is amended as follows:

1.	The following provision shall be added to the Agreement as new Section 2.6(d):

DIRECTORS EMERITUS. The Board of Directors may appoint one or more former Directors to serve as Director(s) Emeritus at the pleasure of the Board of Directors, for a term specified by the Board of Directors. Any Director Emeritus may attend meetings of the Board of Directors or any of its committees, but shall have no duties, powers or responsibilities with respect to the Fund. No person shall receive any compensation from the Fund for serving as a Director Emeritus, but any Director Emeritus shall be entitled to reimbursement of expenses related to attendance at any meetings of the Board of Directors or its committees.

2.	Except as modified hereby, all other provisions of the Agreement remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

By:

/s/ Irwin G. Barnet*	Irwin G. Barnet,
As Chairman and on behalf

of each existing  Member

/s/ Jay C. Nadel*	Jay C. Nadel, as Director

/s/ Vernon C. Kozlen*	Vernon C. Kozlen, as Director

/s/ Daniel A. Hanwacker Sr.*	Daniel A. Hanwacker Sr., as Director

/s/ William R. Sweet*	William R. Sweet, as Director

/s/ James Wolford*	James Wolford, as Director

/s/ Andrew Clare*	Andrew Clare, as Director

*By: /s/ Kurt Hawkesworth___

         Kurt Hawkesworth,

         as attorney-in-fact

/s/ Jon Hunt*

Jon Hunt, as Director